Exhibit 99.1

For Immediate Release

BSD Medical Reports Status on Submissions to FDA

SALT LAKE CITY, June 30, 2008—BSD Medical Corporation (NASDAQ:BSDM) today provided an update on the status of the company’s submissions to the Food and Drug Administration (FDA).  BSD currently has two FDA submissions in progress, a premarket (PMA) submission for the BSD-2000 Hyperthermia System and a 510(k) premarket notification seeking FDA marketing clearance for the MicroThermX-100 Ablation System.

On January 7, 2008 the company announced that it had received a letter from the FDA regarding its PMA submission for the BSD-2000 Hyperthermia System.  The letter from the FDA provided guidance as to amendments needed to make the PMA approvable.  Following receipt of this letter, BSD Medical sought a meeting with the FDA to clarify certain aspects of the agency’s prior guidance.  This request was followed by an in-person meeting with the FDA management and reviewers to discuss the company’s response strategy before the company made its formal response.  During this meeting and follow-up discussions, the FDA has signaled a willingness to work interactively with BSD Medical on this submission.  Subsequent to this meeting, data on approximately 400 additional patients treated with the BSD-2000 have become available to the company.  Using this new information, in conjunction with data already available to the company, a draft of the company’s formal response has now been prepared by BSD Medical’s FDA attorneys and is under final review before hand delivery to the FDA.

On April 10, 2008, BSD Medical submitted a 510(k) premarket notification to the FDA seeking marketing clearance for the MicroThermX-100 Ablation System.   The FDA has responded promptly to the submission and has requested additional information on eight technical items relating to the submission.  The FDA made no requests for clinical data.  BSD Medical has been in direct contact with the FDA reviewer and has obtained additional clarification regarding the information requested.  The company is currently working on its response to the FDA’s questions, including the conclusion of laboratory testing requested by the FDA.

About BSD Medical Corporation

BSD Medical Corporation is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release regarding the Company’s Premarket submission for the BSD-2000 Hyperthermia System and the 510(k) submission for FDA clearance of the MicroThermX 100 Ablation System that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended August 31, 2007, and other filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.